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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated March 3, 2003 relating to the financial statements of Oregon Steel Mills, Inc. which appear in such Registration Statement and our report dated March 3, 2003 relating to the financial statement schedule, which is incorporated by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts", "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" in such Registration Statement.

(signed) PricewaterhouseCoopers LLP

Portland, OR
September 17, 2004

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Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP